Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   May 11, 2017-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017. Energy Services earned revenues of $25.4 million and $62.9 million for the three and six months ended March 31, 2017, respectively. Gross profits were $1.5 million and $6.2 million for the three and six months ended March 31, 2017, respectively. Net loss available to common shareholders was $390,000 for the three months ended March 31, 2017, while net income available to common shareholders was $772,000 for the six months ended March 31, 2017. The Company had adjusted EBITDA of $301,000 ($0.02 per share) and $3.5 million ($0.24 per share) for the three and six months ended March 31, 2017, respectively. The backlog at March 31, 2017 was $73.2 million; however, the Company was awarded $15.0 million in natural gas pipeline contracts subsequent to March 31, 2017.

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2017 and 2016:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2017	2016	2017	2016

Revenue	$25,371,605	$28,005,021	$62,868,477	$62,379,112

Cost of revenues	23,859,453	26,310,312	56,671,538	57,044,762

Gross profit	1,512,152	1,694,709	6,196,939	5,334,350

Selling and administrative expenses	1,939,278	1,873,550	4,134,888	4,058,176
Income (loss) from operations	(427,126)	(178,841)	2,062,051	1,276,174

Other income (expense)
Other nonoperating income (expense)	(40,231)	(12,752)	(111,660)	(24,062)
Interest expense	(143,546)	(198,503)	(374,515)	(431,921)
Gain on sale of equipment	41,841	82,121	68,831	113,521
	(141,936)	(129,134)	(417,344)	(342,462)
Income (loss) from continuing operations before income taxes	(569,062)	(307,975)	1,644,707	933,712
Income tax expense (benefit)	(256,523)	(97,740)	718,589	445,091
Income (loss) from continuing operations	(312,539)	(210,235)	926,118	488,621

Dividends on preferred stock	77,250	77,250	154,500	154,500

Income (loss) from continuing operations available to common shareholders	(389,789)	(287,485)	771,618	334,121

Income (loss) from discontinued operations net of tax expense	-	-	-	-

Net income (loss) available to common shareholders	$(389,789)	$(287,485)	$771,618	$334,121

Weighted average shares outstanding-basic	14,239,836	14,239,836	14,239,836	14,239,836

Weighted average shares-diluted	14,239,836	14,239,836	17,673,169	17,673,169

Earnings (loss) per share from continuing operations available to common shareholders	$(0.027)	$(0.020)	$0.054	$0.023

Earnings (loss) per share from continuing operations-diluted available to common shareholders	$(0.027)	$(0.020)	$0.044	$0.019

Earnings (loss) per share available to common shareholders	$(0.027)	$(0.020)	$0.054	$0.023

Earnings (loss) per share-diluted available to common shareholders	$(0.027)	$(0.020)	$0.044	$0.019

Revenues for the three months ended March 31, 2017 decreased by $2.6 million compared to the same time period in 2016 primarily due to a $1.3 million revenue decrease in water and sewer projects and other ancillary services, a $1.2 million revenue decrease in electrical and mechanical services, and a $138,000 revenue decrease in petroleum and gas work. Revenues for the six months ended March 31, 2017 increased by $500,000 compared to the same time period in 2016 primarily due to a $6.9 million increase in petroleum and gas work, partially offset by a $3.7 million revenue decrease in electrical and mechanical services, and a $2.7 million decrease in water and sewer projects and ancillary services. Gross profit percentages for the three and six months ended March 31, 2017 were 6.0% and 9.9%, respectively, compared to 6.1% and 8.6% for the same time periods in 2016.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with the operating results for the first six months of fiscal year 2017. The $62.9 million in revenue and $6.2 million gross profit are the largest for the first six months of any fiscal year.” Reynolds continued, “We are currently very busy and our larger pipeline projects will continue through July and August. We feel we have good opportunities coming mid-summer that will allow us to transition our crews to new work as our current work finishes. We anticipate being busy on pipeline projects into this December.” Reynolds further explained, “The pipeline industry is very busy right now and we are working very hard to properly plan our work to meet current labor and equipment availability. At March 31, 2017, we had a backlog of $73.2 million compared to $98.1 million at March 31, 2016; however, we were awarded and started $15.0 million of pipeline projects in April and continue to see opportunities from our customers. At this point last year, we had almost all our remaining fiscal year 2016 revenue under contract. We are seeing more opportunities this year, but the bid packages have been released later compared to last year.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
	Unaudited	Unaudited	Unaudited	Unaudited

Net income (loss) available to
common shareholders	$(389,789)	$(287,485)	$771,618	$334,121

Add: Income tax expense (benefit)	(256,523)	(97,740)	718,589	445,091

Add: Dividends on preferred stock	77,250	77,250	154,500	154,500

Add: Interest expense	143,546	198,503	374,515	431,921

Less: Non-operating expense (income)	(1,610)	(69,369)	42,829	(89,459)

Add: Depreciation expense	727,820	629,935	1,406,151	1,225,612

Adjusted EBITDA	$300,694	$451,094	$3,468,202	$2,501,786
Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.02	$0.03	$0.24	$0.18

Certain statements contained in the release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868